Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected as follows:

	    				Votes 		Votes
 	   				for 		withheld

Jameson A. Baxter 			181,188,896 	10,977,726
Charles B. Curtis 			181,167,026 	10,999,596
Myra R. Drucker 			181,125,123 	11,041,499
Charles E. Haldeman, Jr. 		179,365,425 	12,801,197
John A. Hill 				181,260,797 	10,905,825
Ronald J. Jackson 			181,237,347 	10,929,275
Paul L. Joskow 				181,151,834 	11,014,788
Elizabeth T. Kennan 			181,105,000 	11,061,622
John H. Mullin, III 			181,130,930 	11,035,692
Robert E. Patterson 			181,195,962 	10,970,660
George Putnam, III 			181,072,902 	11,093,720
A.J.C. Smith* 				180,894,277 	11,272,345
W. Thomas Stephens 			181,250,490 	10,916,132
Richard B. Worley 			181,289,016 	10,877,606

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


			Votes	 	Votes
			For 		Against 	Abstentions

		     139,557,508 	6,657,044 	45,952,070

January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was defeated as follows:

			Votes	 	Votes
			For 		Against 	Abstentions

			128,627,311 	15,248,297 	53,790,139

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

			Votes 		Votes
			For 		Against 	Abstentions

		     129,418,673 	14,409,330 	53,837,744

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

			Votes 		Votes
			For 		Against 	Abstentions

		     133,596,841 	13,643,071 	50,425,835












* Mr. Smith resigned from the Board of Trustees on January 14,
2005.
All tabulations are rounded to nearest whole number.